Exhibit 10.5

AGREEMENT REGARDING CONSULTING, RESIGNATION AND GENERAL RELEASE OF CLAIMS

     1. Donald R. Sellers (“Sellers”) is currently employed by SciClone Pharmaceuticals, Inc., a Delaware corporation (the “Company”) as its president and Chief Executive Officer. Sellers has decided to resign from his employment with the Company but has agreed to be available to the Company in a consulting capacity. It is the Company’s desire to provide Sellers with certain benefits that he would not otherwise be entitled to receive upon his resignation and to resolve any claims that Sellers has or may have against the Company. Accordingly, Sellers and the Company agree as set forth below. This Agreement will become effective on the eighth day after it is signed by Sellers (the “Effective Date”), provided that Sellers has not revoked this Agreement (by written notice to the Company) prior to that date.

     2. Sellers hereby resigns voluntarily from his employment with the Company effective as of July 14, 2004 (the “Resignation Date”), and this resignation shall include his resignation from all positions he may hold as an employee, officer, director, registered agent or in any other capacity with the Company or any of its subsidiaries. Sellers hereby resigns his position as a director on the Company’s Board of Directors. No further notice or documentation of such resignations is required by the Company, but Sellers agrees to sign any other documents that may be necessary in any foreign jurisdiction in connection with such resignation.

     3. Subject to Sellers compliance with this paragraph and paragraphs 6, 7 & 8, the Company shall provide Sellers with the following benefits after this Agreement becomes effective:

          (a) within three days of the Effective Date, Sellers shall receive in a lump sum payment made to his [     ] account, representing: Sellers’ normal compensation up to the Resignation Date, plus accumulated PTO up to the Resignation Date, plus the Cash Bonus (as defined in the Sellers Employment Agreement and amendments thereto (the “Employment Agreement”) pro-rated through the Resignation Date(which shall be an aggregate amount of $130,822) (less applicable withholding).

          (b) Two one time consulting payments paid to Sellers’ [     ] per the attached Consulting Agreement:

(i) the first payment equal to $554,204.00, representing an amount equal to one year of Sellers’ annual wages at his current base pay rate plus annual Cost-of-living Assistance (as defined in the Employment Agreement) plus one year’s car allowance.

(ii) The second payment equal to $544,004.00, representing an amount equal to one year of Sellers’ annual wages at his current base pay rate plus Cost-of-living Assistance (as defined in the Employment Agreement)

          (c) If Sellers was covered under the Company’s group health plan as of the Resignation Date, he will have the right to elect to continue his group health coverage pursuant to both federal and California law (COBRA). If Sellers timely elects to obtain such group health insurance coverage in accordance with COBRA following the Resignation Date, the Company will pay the premiums for such coverage through the earlier of (i) the three year period following the Resignation Date (beginning on the Effective Date and ending on the third anniversary of such date), or (ii) the date on which Sellers first obtains other group health insurance coverage under another employer’s group health plan; thereafter, Sellers may elect to purchase continued group health insurance coverage at his own expense in accordance with COBRA;

          (d) Sellers’ outstanding stock options as of the Resignation Date shall become immediately vested. In addition, the exercise period of all stock options granted to Sellers after the Amended Anniversary Date (as that term is defined in the Employment Agreement) occurring in 2003 (the “Subsequent Stock Options”) shall be extended for a period of two years from the Resignation Date, provided, however, that all stock options granted to Sellers prior to the Amended Anniversary Date occurring in 2003 (the “Previous Stock Options”) shall be governed by the provisions of Section 5.2(c)) of the original Employment Agreement . Notwithstanding the foregoing, such extension of the exercise periods of the Subsequent Stock Options and the Previous Stock Options, respectively, shall not exceed the original terms of such options;

          (e) Sellers will be permitted to keep the furniture, which is Sellers’ personal property, that is in Sellers’ office at the Company. Sellers’ may also keep the laptop computer provided to him by the Company, however, Sellers’ shall delete all Company records from such laptop and at the Company’s request will allow the Company to verify such removal.

          (f) Sellers agrees that he will make himself available to the Company as a consultant for the two year period described in subparagraph 3(a) above and the Company agrees that it will pay for such services as follows: a daily consulting fee of $2,000 for each full day or substantially full day, or $300 per hour for activities that do not require all or substantially all of a day. Such services will be provided in accordance with the terms of a consulting agreement (annex A) that will be entered into by and between Sellers and Company as of the date of this Agreement. The Company shall be entitled to make telephone inquires of Sellers of short duration without charge, however, if there are numerous such calls, Sellers may aggregate the time for such calls and the Company will pay for them at the hourly rate. The Company and Sellers shall cooperate in the timing of any assignments he engages in pursuant to this provision so that they do not interfere with any other employment arrangement Sellers may have, but the parties agree that Sellers’ timely availability to assist the Company when requested is an important part of the consideration under this Agreement.

          (g) To ensure the proper transfer of corporate authority following the end of Sellers’ employment, and exclusively for the purpose of transferring permits or authorizations or similar Company documents, designating substitute persons to act on behalf of the Company, or similar (and similarly limited) corporate purposes, Sellers shall execute a form of limited Power of Attorney in the form attached.

          (h) Company will cooperate as Sellers requests within its authority with respect to the transfer of Sellers’ 401K plan monies and other Company related benefits to which Sellers is entitled. Upon presentation of receipts therefore, the Company will cover normal and customary expenses that have been previously reimbursed that may be outstanding up to the time of or directly related to the Resignation and to cover the costs, if any, of terminating Company specific communication services, the aggregate amount of which is not expected to exceed $2,000.

          (i) Sellers acknowledges that upon receipt of the funds provided under Section 3(a) herein, he has been paid all wages and accrued, unused PTO that Sellers earned during his employment with the Company through the Resignation Date. Sellers understands and acknowledges that he shall not be entitled to any payments or benefits from the Company other than those expressly set forth in this paragraph 3.

          (j) Sellers will abide by the terms of the Company’s standard confidentiality agreement between the Company and its Employees.

          4. (a) Sellers and his successors and assigns release the Company and its shareholders, investors, directors, officers, employees, agents, attorneys, insurers, legal successors and assigns of and from any and all claims, actions and causes of action, whether now known or unknown, which Sellers now has, or at any other time had, or shall or may have against those released parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the date on which Sellers signs this Agreement, including, but not limited to, any claims of breach of contract, wrongful termination, retaliation, defamation, infliction of emotional distress or national origin, race, age, sex, sexual orientation, disability or other discrimination or harassment under the Civil Rights Act of 1964, the Age Discrimination In Employment Act of 1967, the Americans with Disabilities Act, the Fair Employment and Housing Act or any other applicable law.

          (b) The Company and its directors, officers, employees, agents, attorneys, insurers, legal successors and assigns release Sellers and his successors and assigns of and from any and all claims, actions and causes of action, whether now known or unknown, which the Company and its directors, officers, employees, agents, attorneys, insurers, legal successors and assigns now has, or at any other time had, or shall or may have against those released parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the date on which Sellers signs this Agreement, including, but not limited to, any claims of breach of contract, retaliation, defamation, infliction of emotional distress or harassment under the Civil Rights Act of 1964, the Age Discrimination In Employment Act of 1967, the Americans with Disabilities Act, the Fair Employment and Housing Act or any other applicable law.

          5. Both parties to this agreement acknowledge that they have read section 1542 of the Civil Code of the State of California, which states in full:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Both parties to this agreement waive any rights that they have or may have under section 1542 to the full extent that each party may lawfully waive such rights pertaining to this general release of claims, and both parties affirm that they are releasing all known and unknown claims that they have or may have against the parties listed above.

     6. Sellers acknowledges and agrees that he shall continue to be bound by and comply with the terms of any proprietary rights, assignment of inventions and/or confidentiality agreements between the Company and Sellers. As soon as possible, but no later than 22 July 2004 (and except as provided in paragraph 3), Sellers will return to the Company, in good working condition, all Company property and equipment that is in Sellers’ possession or control, including any files, records, computers, computer equipment, cell phones, credit cards, keys, programs, manuals, business plans, financial records, and all documents (and any copies thereof) that Sellers prepared or received in the course of his employment with the Company. Sellers also agrees that he will return to the Company (or to Company’s legal counsel) As soon as possible, but no later than 22 July 2004 all Company paperwork that is in his personal care.

     7. (a) Sellers agrees that he shall not directly or indirectly disclose any of the terms of this Agreement to anyone other than his immediate family or counsel, except as such disclosure may be required for SEC reporting, accounting or tax reporting purposes or as otherwise may be required by law. Sellers further agrees that he will not, at any time in the future, make any libelous or defamatory statements about the Company, its products or its employees, unless such statements are made truthfully in response to a subpoena or other legally required disclosure. process.

          (b) Company agrees that it, its Directors, officers and other knowing employees, advisors, counsel and consultants shall not directly or indirectly disclose any of the terms of this Agreement to anyone other than counsel, except as such disclosure may be required for SEC reporting, accounting or tax reporting purposes or as otherwise may be required by law. Company, its Directors, officers and other knowing employees, advisors, counsel and consultants further agree that they will not, at any time in the future, make any libelous or defamatory statements about Sellers unless such statements are made truthfully in response to a subpoena or other legally required disclosure.

     8. Sellers agrees that for a period of two (2) years following the Resignation Date, he will not, on behalf of himself or any other person or entity, directly or indirectly: (i) solicit any employee of the Company to terminate his/her employment with the Company or (ii) unless approved by the Company’s Board of Directors, participate with any other party in an effort to solicit proxies from Company stockholders for any proposal or matter other than one recommended by the Company’s Board or (y) make a tender offer or similar offer to Company’s stockholders.

     9. The Company agrees that for a period of two (2) years following the Resignation Date (or until the termination of the consultation period if different) the Company will continue to honor the indemnification agreement and other existing indemnity obligations between Sellers and the Company (and for avoidance of doubt, such indemnification shall cover any and all acts, if any, carried out pursuant to the Power of Attorney and arising from Sellers’ services as a consultant) and if the indemnification agreements with other officers and directors of the

Company are modified to extend additional benefits to the officers or directors, such changes shall be applicable to Sellers during such period.

     10. Sellers and Company agree that any press release concerning this separation will be in substantially the form as provided to Sellers by the Company prior to the time of execution of this Agreement. .

     11. In the event of any legal action relating to or arising out of this Agreement, the prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in that action. Any notice to the Company hereunder shall be in writing and delivered to the Company’s Chief Financial Officer via Federal Express or email.

     12. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, with the exception of any stock option agreements between the parties and any agreements described in paragraph 6. This Agreement may not be modified or amended except by a document signed by an authorized officer of the Company and Sellers.

SELLERS UNDERSTANDS THAT HE SHOULD (AND REPRESENTS THAT HE HAS) CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND THAT HE IS GIVING UP ANY LEGAL CLAIMS HE HAS AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS AGREEMENT. SELLERS FURTHER UNDERSTANDS THAT HE MAY HAVE UP TO 21 DAYS TO CONSIDER THIS AGREEMENT, THAT HE MAY REVOKE IT AT ANY TIME DURING THE 7 DAYS AFTER HE SIGNS IT, AND THAT IT SHALL NOT BECOME EFFECTIVE UNTIL THAT 7-DAY PERIOD HAS PASSED. SELLERS ACKNOWLEDGES THAT HE IS SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE BENEFITS DESCRIBED IN PARAGRAPH 3.

Dated: July 14, 2004	/s/ Donald R. Seller

Donald R. Sellers

SciClone Pharmaceuticals, Inc.

Dated: July 14, 2004	By:	/s/ Richard Waldron

Chief Financial Officer

Limited Power of Attorney

I hereby authorize Richard A. Waldron and Dr. Alfred Rudolph, or either of them, to execute under power of attorney any document that may require my signature as an officer, agent or employee of SciClone Pharmaceuticals, Inc. or of any of its subsidiaries but only for purposes of transferring permits or authorizations or similar corporate documents, designating substitute persons to act on behalf of any such entity, or similar corporate purposes.

Date: July 14, 2004

/s/ Donald R. Sellers

Donald R. Sellers

ANNEX A

SERVICE AGREEMENT

THIS AGREEMENT is made on the 14th day of July, 2004 (the “Effective Date”), by and between:

SCICLONE PHARMACEUTICALS, Inc. (the “Company”), a company duly organized and existing under the laws of California, having a principal place of business at 901 Mariners Island Blvd., San Mateo, California, 94404; and Donald R. Sellers (hereinafter referred to as “Consultant”), a legal resident of the United States of America, [___]

WHEREAS the Company desires to obtain and Consultant is willing to provide a certain range of services, subject to the terms and conditions stated herein:

NOW, THEREFORE, the parties agree as follows:

1. SERVICES

Consultant shall use its best efforts to provide the Company with the following services and assistance related to the Company’s business. Services will include, but not be limited to: serving as an advisor to the Company; consulting and liaison services, assistance in examining, understanding and explaining appropriate ways to use the Company’s products and personnel and interactions with third parties.

2. SECURING OF SERVICES

Consultant agrees not to make any agreements, warranties, guarantees or representations respecting the Company, or the relationship between Consultant and the Company, which are inconsistent with the provisions of this Agreement.

3. FEES

     (a) In consideration for the Services above, the Company agrees to pay to Consultant’s [     ] a retainer of $554,204.00 (US Dollars Five hundred fifty four thousand two hundred four only) on 5 January 2005 and a retainer of $544,004.00 (US Dollars Five hundred forty four thousand two hundred four only) on 5 January 2006.

     (b) An additional sum of $2,000.00 (US Dollars two thousand only) will be paid to Consultant for each day or substantial part thereof of consulting requested by the Company, or if less than substantially all of a day is occupied by the assignment, a sum of $300 per hour.

The Company shall be entitled to make telephone inquires of Sellers of short duration without charge, however, if there are numerous such calls, Sellers may aggregate the time for such calls and the Company will pay for them at his hourly rate.

4. EXPENSES

Travel and entertainment expenses authorized in advance will be paid by the Company. The Company authorizes business class travel for consultants.

4a. PERSONAL LIABILITIES

Consultant shall be solely responsible for any and all losses, damages, liabilities, costs and expenses incurred by Consultant, arising out of the performance of the Services.

5. NO DELEGATION OR ASSIGNMENT

This Agreement and Consultant’s obligations and right to compensation hereunder may not be assigned or delegated to any person, firm or entity without the Company’s prior written consent.

6. NO AGENCY OR EMPLOYMENT RELATIONSHIP

The relationship of the Company and Consultant established by this Agreement is that of independent contractors. This Agreement shall not constitute either of the parties hereto as the legal representative, employee or agent of the other, nor shall either party have the right to assume, create or incur any liability or any other obligation express or implied, against or in the name of or on behalf of the other party.

7. DURATION, EXPIRATION AND TERMINATION

This Agreement shall be for a period of twenty four months after the Effective Date and expire automatically on July 14, 2006, unless renewed by agreement of the parties, in writing, prior to the date of expiration. In the event of a breach of any term or condition hereof, the party not in breach may immediately terminate this Agreement upon giving a written notice to the breaching party.

8. CONFIDENTIALITY

Consultant acknowledges that during the term of this Agreement, Consultant may have access to information concerning the Company’s sales, earnings, financial condition, strategic business objectives, business relationships and other information concerning the Company and its operations (the “Confidential Information”). Consultant agrees that the Confidential Information is the sole property of the Company, and that Consultant will not disclose or transfer the Confidential Information to any person, firm or entity, except with the prior written consent of the Company. Under no circumstances will Consultant use any of the Confidential Information for Consultant’s personal gain.

10. GOVERNING LAW

This Agreement shall be construed in accordance with the laws of the state of California.

11. COMPLIANCE WITH THE LAW AND REGULATIONS

Consultant agrees that all activities performed, directly or indirectly, by Consultant in connection with this Agreement shall be carried out in accordance with all applicable laws, regulations, procedures and policies..

IN WITNESS WHEREOF, the parties have hereunto affixed their signature, through their duly authorized representatives, as of the date first above written.

SIGNATURE PAGE

SCICLONE PHARMACEUTICALS, INC.	Donald R. Sellers

/s/ Richard Waldron	/s/ Donald R. Sellers